Exhibit 13
UNIT PURCHASE AGREEMENT
     THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made effective as of May 14, 2007 by and among Kojaian Holdings LLC (“Holdings”) and Kojaian Ventures, L.L.C. (the “Ventures”).
     WHEREAS, as of the date hereof, Holdings owns 1,666,667 units (the “Units”) of Grubb & Ellis Realty Advisors, Inc. (“GERA”), which Holdings purchased in GERA’s initial public offering on February 27, 2006 at a price per unit of $6.00 for an aggregate purchase price of ten million two dollars ($10,000,002) (the “Original Purchase Price”); and
     WHEREAS, Holdings desires to sell, and Ventures desires to purchase, the Units for a purchase price equal to the Original Purchase Price.
     NOW THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:
     1. Purchase and Sale. Holdings hereby sells, transfers, conveys and assigns to Ventures, and Ventures hereby purchases, all of Holdings’ right, title and interest in and to the Units. As full and total consideration for the sale, transfer, conveyance and assignment of the Units by Holdings to Ventures, Ventures agrees to pay to the order of Holdings Ten Million Two Dollars ($10,000,002) (the “Purchase Price”), by wire transfer in accordance with the wire transfer instructions set forth on Exhibit A annexed hereto.
     2. Representations of Holdings. Holdings represents and warrants that (i) it is the lawful record and beneficial owner of the Units, free and clear of all liens, claims, encumbrances or restrictions of any kind (other than restrictions under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or other applicable securities laws), (ii) it has all necessary power and authority to enter into and execute and deliver this Agreement, and this Agreement constitutes a valid and binding obligation of Holdings, assuming the valid execution and delivery hereof by Ventures, and (iii) upon delivery thereof to Ventures of the certificate representing the Units together with an executed stock power in respect thereof, Ventures will acquire good and valid title to, and undisputed record and beneficial ownership of, the Units, free and clear of any liens, claims, encumbrances or restrictions of any nature whatsoever other than restrictions imposed by the Securities Act or any other applicable securities laws.
     3. Representations of Ventures. Ventures represents and warrants that (i) it has all necessary power and authority to enter into and execute and deliver this Agreement, and this Agreement constitutes a valid and binding obligation of Ventures, assuming the valid execution and delivery hereof by Holdings, (ii) it is acquiring the Units solely for its own account for investment, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and it has no present intention of selling, granting any participation in, or otherwise distributing the same, and (iii) it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or any third person, with respect to any of the Units.
     4. Legends. The certificate representing the Units transferred to Ventures shall bear the same legends, if any, as were set forth on any certificates representing the Units immediately prior to the execution of this Agreement.
     5. Legal Opinion. If requested by GERA or its transfer agent, Holdings shall cause to be furnished to GERA an opinion of counsel satisfactory to GERA to the effect that the disposition of the Units contemplated herein will not require registration of such Units under the Securities Act or any other applicable securities laws, or that appropriate action necessary for compliance with the Securities Act has been taken.
     6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement, writing or understanding among the parties hereto with respect to the subject matter hereof.
     7. Third Party Beneficiaries. The parties hereto agree that this Agreement shall be for the benefit of Holdings and Ventures only. There are no third party beneficiaries of this Agreement.
     8. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement, writing or understanding among the parties hereto with respect to the subject matter hereof.
     9. Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by all of the parties hereto.
     10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan, without giving effect to the principles of conflicts of laws.
     11. Binding Effect. Except as provided otherwise herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.
     12. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     13. Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     14. Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.
[REST OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

KOJAIAN HOLDINGS LLC
A Michigan limited liability company
BY: KOJAIAN MANAGEMENT CORPORATION

a Michigan corporation,
its Sole Member

By:	/s/ C. Michael Kojaian

Name:	C. Michael Kojaian
Title:	Executive Vice President

KOJAIAN VENTURES, L.L.C.
A Michigan limited liability company
BY: KOJAIAN VENTURES – MM, INC.,
a Michigan corporation,
its Managing Member

By:	/s/ C. Michael Kojaian

Name:	C. Michael Kojaian
Title:	President

4